Exhibit 10.14
MIRAGEN THERAPEUTICS, INC. EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 18, 2021 (the “Effective Date”), is by and between miRagen Therapeutics, Inc., a Delaware corporation (the “Company”), and Barrett Katz, MD (residing at 800 Strohson Road, Cutchogue, New York, 11935) (“Executive”).

WHEREAS, the Company desires to employ Executive in the capacity of Chief Medical Officer (“CMO”) pursuant to the terms of this Agreement and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

NOW, THEREFORE, in consideration of the promises and mutual undertakings, obligations, and covenants contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.At-Will Employment. The Company and Executive acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, subject to the provisions of Sections 7 and 8 herein. This at- will employment relationship cannot be changed except in a writing signed by both Executive and the Board of Directors of the Company (or a duly authorized committee thereof, if applicable, including the Compensation Committee of the Board) (the “Board”). Any rights of Executive to additional payments or other benefits from the Company upon any such termination of employment shall be governed by Section 8 of this Agreement.

2.Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Medical Officer and Executive hereby accepts such employment. Executive’s duties under this Agreement shall be to serve as Chief Medical Officer with the responsibilities, rights, authority and duties pertaining to such offices as are established from time to time by the Chief Executive Officer of the Company, and Executive shall report to the Chief Executive Officer of the Company. Executive shall perform his duties under this Agreement principally remotely from his home offices in the States of New York and California or such other location as chosen. In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

3.Commitment. Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not interfere with the performance of his/her duties and responsibilities hereunder and do not conflict with the financial, fiduciary or other interests of the Company, as determined in the sole discretion of the Chief Executive Officer of the Company, to manage his passive personal investments and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, Executive agrees that he shall only serve on for-profit boards of directors or for-profit advisory committees if such service is approved in advance in the sole discretion of the Chief Executive Officer of the Company.

4.Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Subject to applicable eligibility requirements, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and programs that may be provided to senior executives of the Company from time to time, subject to plan terms and generally applicable Company policies. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

5.Compensation.

(a)Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary at the annual rate of $460,000 less payroll deductions and withholdings, which shall be payable in accordance with the standard payroll practices of the Company. Executive’s base salary shall be subject to periodic review and adjustment by the Board from time to time in the discretion of the Board.

(b)Annual Performance Bonus. Executive shall be eligible for a discretionary annual cash bonus equal to up to 40% of Executive’s then current base salary (the “Target Amount”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard payroll withholding requirements, if applicable. Whether or not Executive is awarded any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Board in its sole discretion. No amount of any bonus is guaranteed at any time. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. The Board will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of any such bonus, which could be above or below the Target Amount (and may be zero). Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if awarded, will be paid to Executive within the time period set forth in any applicable incentive compensation plan, but, in any event, within two and one-half months following the end of the annual performance period during which the bonus is earned.

(c)Sign-On Bonus. You will earn a “Sign-On Bonus” by remaining employed as an employee of the Company through January 18, 2022. You will also earn this Sign-On Bonus if the Company terminates you other than for Cause (as defined below) after the date you begin employment but before January 18, 2022. The Sign-On Bonus will be in the amount of $184,000 and will be paid to you as a lump sum payroll advance on the first regularly scheduled pay period following your start date. If you terminate your employment with the Company for any reason or you are terminated by the Company for Cause, in either case prior to January 18, 2022, then you and the Company agree that the amount of the payroll advance will be debited against any wages, expense reimbursements, or other compensation owed to you by the Company and you further agree to repay the balance of the net payroll advance within thirty (30) days following your Termination Date.

(d)Stock Option. Subject to the approval of the Board of Directors, Executive may be eligible to receive an option to purchase 356,000 shares of common stock (the “Option”) pursuant to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”) at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. Twenty- five percent (25%) of the shares subject to the Option will vest on the one-year anniversary of the grant date and the remaining shares will vest in equal monthly installments over the thirty-six (36) months following your one-year anniversary, subject to Executive’s continuous employment with the Company on such dates. The complete vesting schedule and all terms, conditions, and limitations of the Option are set forth in a stock option grant notice, the Company’s standard stock option agreement and the Plan. Executive agrees to execute the Company’s standard agreements to memorialize this grant.

(e)Reimbursement of Expenses. Company will promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses), in accordance with Company’s standard expense reimbursement policy, as the same may be modified by Company from time to time; provided, however, that Executive has provided Company with documentation of such expenses in accordance with the Company’s expense reimbursement policies and applicable tax requirements. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

6.Proprietary Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Executive’s employment with the Company, Executive will receive and have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, , Executive agrees to execute and abide by the Confidential Information, Inventions, Non- Solicitation, and Non-Compete Agreement attached as Exhibit A (“Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

7.Termination.

(a)Termination. The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

(i) the death of Executive;

(ii) the termination of Executive’s employment by the Company due to Executive’s Disability pursuant to Section 7(b) hereof;

(iii) the termination of Executive’s employment by Executive other than for Good Reason (as hereinafter defined);

(iv) the termination of Executive’s employment by the Company without Cause;

(v) the termination of Executive’s employment by the Company for Cause pursuant to Section 7(c) after providing the Notice of Termination for Cause pursuant to Section 7(d);

(vi) the termination by Executive of Executive’s employment for Good Reason (as hereinafter defined) pursuant to Section 7(e); or

(vii) the termination of Executive’s employment upon mutual agreement in writing between the Company and Executive.

(b)Disability. For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not more than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice, and shall be effective on the 10th day after sending such notice to Executive (the “Disability Effective Date”), unless Executive returns to performance of Executive’s duties before the Disability Effective Date.

(c)Cause. For purposes of this Agreement, the term “Cause” shall mean (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct; provided, however, that the action or conduct described in clauses (iii) and (v) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same. The determination that a termination of Executive’s Continuous Service is either for Cause or without Cause will be made by the Board, in its sole discretion.

(d)Notice of Termination for Cause. Notice of Termination for Cause shall mean a notice to Executive that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause.

(e)Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company by resigning from employment with the Company for Good Reason. The term “Good Reason” shall mean the occurrence, without Executive’s consent, of any one or more of the following: (i) a material reduction in Executive’s base salary of ten percent (10%) or more (unless such reduction is pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); (ii) a material reduction in Executive’s authority, duties or responsibilities; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a subsidiary, division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; (iii) a relocation of Executive’s principal place of employment with the Company (or its successor, if applicable) to a place that increases Executive’s one-way commute by more than twenty five (25) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the such relocation; or (iv) material breach by the Company of any material provision of this Agreement.

No resignation for Good Reason shall be effective unless (1) Executive provides written notice, within thirty (30) days after the first occurrence of the event giving rise to Good Reason, to the Chairman of the Board setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps Executive believes necessary to cure, (2) the Company has had thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, and (3) if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company (including any position as a member of the Board) effective not later than fifteen (15) days after the expiration of the cure period. Further, no resignation for Good Reason shall be effective if prior to Executive’s written notice of resignation for Good Reason the Company first provided Executive notice of its intent to terminate Executive’s employment.

8.Consequences of Termination of Employment.

(a)General. If Executive’s employment is terminated for any reason or no reason, the Company shall pay to Executive or to Executive’s legal representatives, if applicable: (i) any base salary earned, but unpaid; and, (ii) any unreimbursed business expenses payable pursuant to Section 5 hereof and any other payments or benefits required by applicable law (collectively the “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive, or in the case of Executive’s death to Executive’s estate. Other than the Accrued Amounts, Executive or Executive’s legal representatives shall not be entitled to any additional compensation or benefits if Executive’s employment is terminated for any reason other than by reason of Executive’s Involuntary Termination (as defined in Section 8(b) below). If Executive’s employment terminates due to an Involuntary Termination, Executive will be eligible to receive the additional compensation and benefits described in Section 8(b) and 8(c), as applicable.

(b)Involuntary Termination. If (i) Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability) or (ii) Executive terminates employment for Good Reason, and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) (such termination described in (i) or (ii), an “Involuntary Termination”), in addition to the Accrued Amounts, Executive shall be entitled to receive the severance benefits described below in this Section 8(b), subject in all events to Executive’s compliance with Section 8(d) below:

(i) Executive shall receive continued payment of Executive’s Base Salary (as defined below) and pro-rated bonus for twelve (12) months after the date of such termination (the “Severance Period”), paid over the Company’s regular payroll schedule.

(ii) The vesting of all of Executive’s stock options and other equity awards that are outstanding as of the date hereof and subject to time-based vesting requirements shall immediately vest the equivalent of twelve (12) months as measured from the date of Executive’s Involuntary Termination. This Section 8(b)(ii) shall not apply to any stock options or equity awards issued to the Executive by the Company after the date hereof.

(iii) If Executive is eligible for and timely elects to continue the health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s termination date, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date Executive voluntarily enrolls in a health insurance plan offered by another employer or entity.

(c)Involuntary Termination in Connection with a Change in Control. In the event that Executive’s Involuntary Termination occurs during the one (1) month period prior to, on or within the twelve (12) months following the consummation of a Change in Control (as defined below) and subject in all events to Executive’s compliance with Section 8(d) below, then Executive shall be entitled to the benefits provided above in Section 8(b), except that the vesting of all of Executive’s outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of Executive’s Involuntary Termination.

For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 8(b) and this Section 8(c). If Executive is eligible for benefits under both Section 8(b) and this Section 8(c), Executive shall receive the benefits set forth in this Section 8(c) and such benefits will be reduced by any benefits previously provided to Executive under Section 8(b).

(d)Conditions and Timing for Severance Benefits. The severance benefits set forth in Section 8(b) and Section 8(c) above are expressly conditioned upon: (i) Executive continuing to comply with Executive’s obligations under this Agreement and under the Proprietary Information Agreement; and (ii) Executive signing, not revoking and complying with a separation agreement in a form provided by the Company, containing a general release of legal claims, as well as other terms such as return of Company property, non-disparagement and confidentiality (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 12 below). The salary continuation payments described in Section 8(b) will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the Severance Period following termination; provided, however, that no payments will be made prior to the effectiveness of the Release. Within seven (7) business days of the effective date of the Release, the Company will pay Executive the first payment, which will be the salary continuation payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the payments being paid as originally scheduled. All severance benefits described in this Section 8 will be subject to all applicable standard required deductions and withholdings.

(e)Definitions.

(i) “Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s termination, excluding any reduction which forms the basis for Executive’s right to resign for Good Reason.

(ii) “Change in Control” means a “Change in Control” as defined in the Company’s 2016 Equity Incentive Plan.

9.Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

10.Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law; and (d) is authorized to award attorneys’ fees to the prevailing party. Subject to the foregoing sentence, Executive and the Company shall equally share all JAMS’ arbitration fees and each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

11.Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) when sent by email or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or at Executive’s Company issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

12.Tax Provisions.

(a)Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to the provisions of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive’s Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months after Executive’s Separation from Service, or (ii) Executive’ death. Upon the first business day following the expiration of such applicable period, all payments delayed pursuant to the foregoing sentence shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement. No interest shall be due on any amounts so deferred. Executive shall receive severance benefits only if Executive executes and returns to the Company the Release within the applicable time period set forth therein and permits such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of Executive’s Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(b)Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen
(15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause
(x) of the first paragraph of this Section 12(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 12(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 12(b), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b)Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Effective Date and supersede any prior agreements or promises between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

shall not, breach any agreement, including, but not limited to, any agreement that obligates his to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. Executive shall not disclose to the Company or use any trade secrets or confidential or proprietary information of any other party.

(f)Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(g)Survival; Severability. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(h)Withholding Taxes. The Company shall withhold from any and all compensation, severance and other amounts payable under this Agreement such Federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

MIRAGEN THERAPEUTICS, INC.

By:	/s/ Lee Rauch
Lee Rauch
Chief Executive Officer

Executive:

/s/ Barrett Katz
Barrett Katz

EXHIBIT A

INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT

THIS INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT (the “Agreement”) is made by and between miRagen Therapeutics, Inc. a Delaware corporation with an office at 6200 Lookout Road, Boulder, CO 80301 (the “Company”), and Barrett Katz with an address at 800 Strohson Road, Cutchogue, NY 11935 (“Employee”).

The Company and Employee agree as follows:

1.Condition of Employment. Employee acknowledges that his employment and/or the continuance of that employment with the Company, the bonus or other monetary consideration that Employee will receive at the commencement of his employment and/or in connection with entering into this Agreement, and any options, restricted stock, restricted stock units and other stock-based awards granted at any time to Employee as part of such consideration are contingent upon his agreement to sign and adhere to the provisions of this Agreement. Employee further acknowledges that protection of the Company’s proprietary and confidential information is critical to the survival and success of the Company’s business because of the nature of the Company’s business. This Agreement is intended to protect the Company’s business (including that of its subsidiaries and affiliates) without unreasonably restricting Employee’s ability to work elsewhere if his employment with the Company ends. This Agreement will become effective on the earliest of: (a) the date of Employee’s signature below, (b) the first day of Employee’s employment by the Company, or (c) the first day on which the Company discloses Proprietary Information to Employee. Employee’s obligations under this Agreement will continue even after his employment with the Company has ended, whether in circumstances of voluntary or involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2.Proprietary and Confidential Information.

(a)Employee agrees that all non-public information and know-how, whether or not in writing, of a private, secret or confidential nature, relating to the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests, research and development or financial affairs (collectively, “Proprietary Information”) encountered by Employee in the course of or as a result of his relationship with the Company is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, and shall include Developments, as defined below. Employee will not disclose any

miRagen.com

6200 Lookout Road, Boulder, CO 80301

Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the proper performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge through voluntary public disclosure by someone who had the right to make such a disclosure. While employed by the Company, Employee will use Employee’s best efforts to prevent unauthorized use, publication or disclosure of any of the Company’s Proprietary Information.

(b)Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, passwords, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company (or any person or entity designated by the Company) to be used by Employee only in the performance of his duties for the Company and shall not be copied or removed from the Company’s premises except in the reasonable pursuit of the business of the Company. All such materials or copies of such materials and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, Employee shall not retain any such materials or copies of such materials, including but not limited to electronic copies, or any such tangible property. For purposes of clarity, Employee agrees to disclose to the Company, upon the earlier of a request by the Company or termination of his employment, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information of the Company which Employee has password-protected on any computer equipment, network or system.

(c)Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property encountered by Employee in the course of or as a result of his relationship with the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted such information and materials to the Company or to Employee.

(d)However, in the event that Employee (i) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over Employee, to disclose any portion of the Proprietary Information or (ii) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Proprietary Information, Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

miRagen.com
6200 Lookout Road, Boulder, CO 80301

(e)The Company provides notice to Employee that pursuant to the United States Defend Trade Secrets Act of 2016:

(i)An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(f)In addition, this Agreement does not prohibit Employee from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Employee from disclosing Proprietary Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

3.Developments.

(a)Employee will, except as expressly provided in paragraph 3(d), make full and prompt disclosure to the Company of: all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, (i) which have been created, made, conceived or reduced to practice by Employee or under his direction or jointly with others prior to the date hereof and which are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, (ii) which are created, made, conceived or reduced to practice by him/her or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company, or (iii) which are created, made, conceived or reduced to practice by him/her or under his direction or jointly with others using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

(b)Employee agrees to assign and does hereby irrevocably assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to inventions which qualify fully for protection under California Labor Code Section 2870 ("Section 2870"). Employee understands that Employee bears the full burden of proving that the invention qualifies fully under Section 2870. Employee has reviewed and signed the Limited Exclusion Notice attached hereto as Exhibit A.

miRagen.com
6200 Lookout Road, Boulder, CO 80301

(c)Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments.

(d)All discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, arising in the one year period after the termination or cessation of such employment for any reason which are (i) potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, and (ii) relate to any patent, copyright, trade secret, or other intellectual property right, worked on by Employee while Employee is employed by the Company, shall be presumed to have been created, made, conceived or reduced to practice during Employee’s employment with the Company and shall therefore be deemed a Development; provided, however, that Employee may overcome the presumption with respect to the period of one year after the termination or cessation of employment by proving that such creation, making, conception or reduction to practice occurred exclusively following employment with the Company and without use of, and not based on knowledge of, the Company’s tools, devices, equipment or Proprietary Information.

(e)To preclude any possible uncertainty concerning the ownership of Developments, Employee agrees to provide to the Company a complete written list of any Developments that Employee considers to be his property or the property of a third party and that Employee and the Company agree shall be excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to fully describe such Prior Inventions, but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. Employee shall also list all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Company. If no such disclosure is provided on or before the start of Employee’s employment by the Company, Employee represents that there are no Prior Inventions.

(f)Employee agrees to cooperate fully with the Company (or any person or entity designated by the Company), both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company (or any person or entity designated by the Company) may deem necessary or desirable in order to protect its rights and interests in any Development. Employee will not seek additional compensation or reimbursement from the Company for time spent complying with these obligations. Employee further agrees that if the Company (or any person or entity designated by the Company) is unable, after reasonable effort, to secure the signature of Employee on any such papers, the Company and its duly authorized officers and designees shall be entitled

miRagen.com
6200 Lookout Road, Boulder, CO 80301

to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and designees as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as may be deemed necessary or desirable in order to protect the Company’s or its designees’ rights and interests in any Development, under the conditions described in this sentence.

4.Non-Competition During Employment. While Employee is employed by the Company, Employee will not directly or indirectly engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company). The term “Competing Organization” means any person, entity or organization engaged in, or anticipated to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that competes or is reasonably expected to compete with a material product, process or service in existence or being developed or anticipated to be developed by the Company.

5.Non-Solicitation. While Employee is employed by the Company and, subject to Section 8(k) of this Agreement, for a period of one year after the termination or cessation of such employment for any reason, Employee will not directly or indirectly:

(a)Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by Employee directly or the Company during the 12-month period prior to the termination or cessation of Employee’s employment with the Company; or

(b)Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of Employee’s employment or engagement with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated (A) for a period of six months or longer or (B) by the Company for reasons other than cause. However, this paragraph 5(b) shall not apply to (x) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (y) Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (z) actions taken by any person or entity with which Employee is associated if Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

(c)If Employee violates the provisions of any of the preceding paragraphs of this Section 5, Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

miRagen.com
6200 Lookout Road, Boulder, CO 80301

6.Third Parties; Other Agreements. Employee represents that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that Employee has not and will not disclose to the Company, bring onto the Company’s premises, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

7.United States Government Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are made known to Employee and to take all action necessary to discharge the obligations binding the Company under such agreements.

8.Miscellaneous.

(a)Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without having to post bond, and Employee hereby waives the adequacy of monetary damages or other remedy at law as a defense to such relief.

(b)Disclosure of this Agreement. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company pursuant to this Agreement.

(c)No Employment Contract and No License. Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment. Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Proprietary Information or Developments.

(d)Successors and Assigns. This Agreement is binding on Employee and his heirs, executors and administrators, and is for the benefit of the Company and its successors and assigns.

miRagen.com
6200 Lookout Road, Boulder, CO 80301

The Company may designate affiliates and/or subsidiaries of the Company to have the same rights as the Company under this Agreement, and any obligation owed to the Company under this Agreement shall be owed to such an affiliate or subsidiary in the same manner as they are owed to the Company.

(e)Interpretation. If any restriction set forth in Section 3, 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a scope of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, scope of activities or geographic area as to which it may be enforceable.

(f)Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (but without reference to provisions concerning the conflicts of laws). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and Employee each consents to the jurisdiction of such a court. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)Application in California. While Employee is employed by the Company in California such that this Agreement is subject to the California Business and Professions Code § 16600 and following the termination or cessation of such employment if Employee is so employed by the Company in California at the time of such termination or cessation, (i) the post- employment aspects of paragraph 3(c) shall be disregarded, and shall not apply to Employee, and (ii) the post-employment aspects of paragraph 5(a) shall be disregarded, and shall not apply to Employee, provided, however, that Employee shall not directly or

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indirectly use, retain or refer to any Proprietary Information to engage in activities described in paragraph 5(a).

[Signature page follows]

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EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

MIRAGEN THERAPEUTICS, INC.		BARRETT KATZ

By:	/s/ Lee Rauch	By:	/s/ Barrett Katz

Name: Lee Rauch		Date:	Jan 7, 2021 6:24 PM CST

Title: Chief Executive Officer

Date:	Jan 6, 2021 9:48 AM PST

miRagen.com
6200 Lookout Road, Boulder, CO 80301